EXHIBIT 10.1

CONTRACT OF SALE

THIS CONTRACT OF SALE (the “Contract”) is made and entered this              day of             , 2002, among BAMA’S LLC (“Seller”), FIRST DB, LLC (“Purchaser”), and Hartley, Rowe & Fowler, P.C. (“Escrow Agent”).

1.    Property.  Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions of this Contract, the parcel of land (the “Land”) described on Exhibit “A” attached hereto, together with all buildings and improvements on the Land, and all furniture, fixtures, machinery, equipment and personal property attached thereto, located at, or used in connection with the operation, management or maintenance of the Land and improvements thereto, together with all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all of any part of the Land, and all riparian rights and easements (all of the above is collectively referred to as the “Property”).

2.    Earnest Money.  Within three (3) business days after execution of this Contract by Purchaser and Seller, Purchaser shall pay to Escrow Agent the sum of One Thousand Dollars ($1,000.00) as earnest money (the “Earnest Money”) in connection with this transaction. The Earnest Money shall be retained or refunded, as the case may be, in accordance with the terms of this Contract, and shall be applied as a credit against the purchase price at Closing.

3.    Purchase Price.  The purchase price to be paid by Purchaser to Seller for the Property shall be Seven Hundred Seventy-Five Thousand and no/100 ($775,000.00) and, subject to all prorations and adjustments provided below, shall be paid by Purchaser to Seller at Closing by cash, certified check or wire transfer to Seller of funds immediately available to Seller.

4.    Title.  Seller warrants and represents that Seller is, or at the time of Closing will be, the owner of .marketable, fee. simple title to the Property. Seller shall at Closing convey to Purchaser marketable fee simple title to the Property, without exception or objection other than current year’s taxes, and those exceptions which Purchaser shall approve (collectively, the “Permitted Exceptions”). Purchaser shall undertake to examine title to the Property, and shall furnish Seller with written notice objections to marketability of title to the Property (the “Title Objections”) within Twenty (20) days of the effective date of this Contract, and Seller may, at Seller’s option, elect to cure such Title Objections specified before Closing (but shall have no liability to Purchaser if Seller fails to do so). If Seller should elect not to cure any Title Objection or fail to cure any Title Objection by Closing, Purchaser shall have the right (i) to require that Seller cure, and Seller shall cure, any Title Objection evidenced by unpaid taxes that are due and payable, liens, security instruments, assessments or other encumbrances against or affecting the Property which are capable of being satisfied by payment of a sum certain; (ii) to proceed with the purchase of the Property subject to the uncured Title Objections; or (iii) to terminate this Contract, in which case the Earnest Money paid by Purchaser shall be returned to Purchaser, this Contract shall terminate and the parties shall be relieved of any further obligations under this Contract. If Seller does cure or satisfy Title Objections, this Contract shall continue in effect. Seller will be deemed to have cured any Title Objection if it delivers such title as Lawyers Title Insurance Corporation will insure on its standard owner’s form, with no exceptions except those set out in the printed form, with no exceptions except those set out in the printed form and the Permitted Exceptions. Except as provided in this paragraph, Seller shall not be required and is not obligated to bring any action or proceeding or otherwise to incur any expense to render the title to the Property marketable or to cure a Title Objection.

5.    Survey.  Purchaser shall have the right, but not the obligation, to obtain an accurate survey (the “Survey”) of the Property in form arid content acceptable to Purchaser and to the title insurance company which will issue the title insurance for Purchaser’s acquisition of the Property in order that Purchaser may obtain title insurance as to matters of survey. Purchaser shall furnish a copy of the Survey to Seller. Purchaser shall have the right to make written objections to title based upon matters revealed by the Survey (“Survey Objections”), provided the same are furnished within the same period of time allowed for Title Objections. Any Survey Objections shall have the same effect as objections to title raised by Purchaser under Paragraph 4, and Seller shall have the same option to cure Survey Objections as is permitted with respect to Title Objections, but shall have no liability for failure to cure such Survey Objections. Seller shall only be required to deliver its Limited Warranty Deed containing the legal description set forth on Exhibit “A”, and Seller shall deliver a Quitclaim Deed containing the legal description shown on the Survey.

6.    Survey and Inspection.  Subject to the rights of tenants in possession and after reasonable notice to Seller and tenants, Purchaser and Purchaser’s agents, employees, and independent contractors shall have the right and privilege to enter upon the Property prior to Closing to survey and inspect the Property, and to conduct engineering and environmental studies, all at Purchaser’s sole cost and expense. The Seller shall in no way be liable or responsible for any activities of the Purchaser upon the Property, and the Purchaser shall do nothing which might create any lien or encumbrance upon the Property. Purchaser hereby indemnifies and agrees to hold Seller harmless from and against (i) any and all liens which may arise as a result of Purchaser’s activity on the Property, and (ii) against any and all claims, liabilities, judgments, actions, costs, expenses and damages for death or injury to persons or damage to property arising out of or as a result of Purchaser’s going upon the Property pursuant to this Contract, or arising out of or in any manner related to the exercise of Purchaser’s rights under this paragraph. This indemnity shall survive any termination of this Contract and shall survive the Closing.

7.    Closing.  Closing (the “Closing”) of the transaction contemplated by this Contract shall be held in Douglasville, Georgia, during regular business hours on or before Thirty (30) days after acceptance of this Contract, or on such earlier date as may be designated upon five (5) days written notice from Purchaser to Seller that Purchaser is ready, willing and able to close without condition or restriction.

8.    Closing Documents.

8.1    At Closing, Seller shall execute and deliver to Purchaser the following documents: and deliver to Purchaser the following documents:

a.  A duly executed Limited Warranty Deed, in form acceptable for recording, conveying the Property subject only to the Permitted Exceptions.

b.  A duly executed real estate transfer tax declaration form as required, by the State- of Georgia for the recording of the Limited Warranty Deed.

c.  An owner’s title affidavit in form and substance reasonably satisfactory to the title insurance company insuring Purchaser’s fee simple title to the Property, which affidavit shall be sufficient to permit Purchaser to obtain title insurance without any exceptions for liens of laborers, mechanics, or materialmen.

d.  Such documentation as may be reasonably required by Purchaser’s title insurance company to evidence that all instruments have been duly and validly authorized, executed and delivered by Seller.

e.  A certificate of Seller that Seller is not a “foreign” person under Section 1445 of the Internal Revenue Code, as amended.

f.  A duly executed certificate with respect to O.C.G.A. § 48-7-128 stating that Seller is either a resident of the State of Georgia or that Seller is otherwise exempt from withholding requirements under said Code Section.

g.  A duly executed certificate of Seller setting forth all matters required to be obtained by the closing agent pursuant to the terms of IRC Section 6045 and applicable regulations issued thereunder, including specifically the name, address and United States taxpayer identification number of Seller, and the gross amount of sale proceeds received on the sale by Seller.

h.  Duly executed assignments assigning to Purchaser the Seller’s interest as lessor in and to all tenant leases with respect to the Property. Purchaser shall execute such assignments to assume Seller’s obligations-as lessor under the leases with respect to the Property from and after the date of Closing. This assignment shall contain a cross-indemnity pursuant to which Seller shall indemnify and hold Purchaser harmless as to tenant claims arising prior to Closing, and Purchaser shall indemnify and hold Seller harmless as to tenant claims arising after Closing.

8.2     At Closing, Purchaser shall execute and deliver to Seller the following documents:

a.  Such evidence or documents as may reasonably be required by Seller evidencing the status and capacity of Purchaser and the authority of person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.

b.  The lease assignments which will be executed by Purchaser to assume the obligations of lessor under all tenant leases for the Property arising from and after the date of Closing, and pursuant to which Purchaser will agree that tenant’s refundable security deposits are being transferred by Seller to Purchaser and will be held, safeguarded, administered and paid out by Purchaser as provided by applicable Georgia law and in accordance with the applicable leases, and that Purchaser agrees to indemnify, defend and hold Seller harmless from any loss, cost or expense incurred by Seller with respect thereto.

c.  Any other documents referred to or specified in this Contract.

9.    Closing Costs and Proration.

9.1    Purchaser shall be responsible for payment of all 2002 State and County Ad Valorem Taxes.

9.2      Seller shall pay the cost, if any, attributable to correction of Title Objections which Seller has elected to correct.

9.3    Purchaser shall pay all recording fees, intangible tax, and transfer tax, title exam fees, title insurance premiums, and survey expense, together with the costs of any appraisal and environmental inspection or audit that may be conducted by Purchaser with respect to the Property, together with all loan costs, and loan fees of Purchaser’s lender with respect to any purchase-money loan for acquisition of the Property.

9.4    Each party shall pay all costs and expenses of their respective attorneys.

9.5    All income and expense from the Property shall be prorated on a daily basis between Seller and Purchaser as of the date of Closing.

10.    Representations of Seller.  Seller represents and warrants to Purchaser that:

10.1    Subject to those matters shown on Exhibit “B”, Seller has fee simple title to the Property, subject’ only to the Permitted Exceptions.

10.2    Seller has complete and full authority to execute this Contract and Seller has full authority to execute and deliver the deed transferring title to the Property and such other documents, instruments and agreements, affidavits and certificates as are necessary to effectuate the transaction contemplated by this Contract.

10.3    There is presently no action, litigation, investigation, condemnation, or other proceeding of any kind pending or, to Seller’s knowledge, threatened against Seller, which in any way involves or affects the Property or Seller’s ability to convey title to the Property pursuant to the terms of this Contract.

11.    Representations of Purchaser.  Purchaser represents and warrants to Seller that:

11.1    Prior to Closing, Purchaser shall have fully inspected the Property and is purchasing the Property wholly “AS IS” and “WITH, ALL FAULTS”, it being agreed that except as specifically set forth in this Contract, Seller has made no warranties or representations, either express or implied, pertaining to the condition of the Property, the value of the Property, or any other matter with respect thereto.

11.2    Purchaser acknowledges that Purchaser has not relied and it not relying upon any information, document, representation, guarantee or warranty (whether express or implied, oral or written, material or immaterial) that may have been given by or made on behalf of the Seller, other than as set forth in this. Contract.

11.3    Purchaser is a Limited Liability Company duly authorized, validly existing and in good standing under the laws of the State of its incorporation, and has lawful authority to enter and perform this Contract.

11.4    Purchaser will be duly bound by the actions of its officers who execute this Contract with regard to execution and delivery of both this Contract and the closing documents on behalf of Purchaser, and the officers executing and delivering said documents on behalf of Purchaser have all necessary and power and authority to do so.

12.    Seller’s Covenants.  Seller covenants and agrees that from and after the date of this Contract to the time of Closing:

a.  Seller shall not convey or encumber the Property or any rights therein, nor enter into any conveyance, security document, easement or other agreement granting to any person or entity any rights with respect to the Property or any part thereof—except with the express written consent of Purchaser;

b.  Seller shall operate and maintain the Property, as its expense, in the same manner as the Property has been operated and maintained prior the date of this Contract, and Seller shall deliver the Property to Purchaser at Closing in the same condition as of the date hereof, natural wear and tear, condemnation or casualty excepted. Seller shall also pay in full at or prior to the date and time of Closing all accounts payable of Seller, if any, with respect to the Property for any labor, fees, services, materials or similar matters necessary for the operation and maintenance of the Property.

13.    Condemnation.  If prior to Closing a substantial part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation, Seller or Purchaser may elect to terminate this Contract by giving the other party notice within ten (10) days after receipt of notice of such occurrence (with the Closing date to be postponed, if necessary, to give both parties the benefit of the full ten (10) day period), and both parties shall be relieved and released of and from any and all further liability. All amounts paid by Purchaser as Earnest Money shall be immediately returned to Purchaser, at which time this Contract shall be terminated. If neither party elects to terminate, this Contract shall remain in full force and effect and the purchase consummated, less any property taken by eminent domain or condemnation, without reduction in the purchase price, and Seller shall, at the Closing, assign, transfer and set over unto Purchaser all of Seller’s right, title and interest in and to any awards paid or payable for such taking.

14.    Loss or Damage.  If, prior to Closing, there is Twenty-Five Thousand and No/I 00 Dollars ($25,000.00) or more of damage to the Property by fire or other casualty, whether or not insured against by Seller under its property damage insurance policy, Seller shall promptly give Purchaser notice of such fact, and Purchaser may elect to terminate this Contract within seven (7) days after receiving written notice from Seller of the occurrence of such casualty. If Purchaser so elects to terminate this Contract, it shall give Seller written notice within ten (10) days after receipt of notice of the occurrence of the casualty (with the Closing date to be postponed, if necessary, to give both parties the benefit of the full ten (10) day period), and the Earnest Money shall be returned to Purchaser and this Contract shall terminate and be null and void and of no further force or effect. Failure of Purchaser to notify Seller within ten (10) days that Purchaser has elected to terminate this Contract shall be deemed to mean that Purchaser has elected not to terminate this Contract. If Purchaser has elected not to terminate this Contract in the event of $25,000.00 or more of damage to the Property, Purchaser shall proceed to Closing and shall pay the full purchase price and receive all insurance proceeds payable as a result of such damage or destruction (except for the amount of rental loss insurance applicable to the period prior to the closing date, which shall be paid to and retained by Seller), together with a credit against the Purchase Price in an amount equal to the Seller’s insurance deductible amount. If prior to the Closing date there is less than $25,000.00 of damage or destruction to the Property by fire or other casualty which is covered by insurance, this Contract shall not terminate, and Purchaser shall proceed to Closing, and shall pay the full purchase price and receive all insurance proceeds payable as a result of such damage or destruction, together with a credit against the Purchase Price in an amount equal to the Seller’s insurance deductible amount (except for the amount of rental loss insurance applicable to the period prior to the closing date, which shall be paid to and retained by Seller). Until the Closing, Seller agrees to maintain the existing insurance coverage and until Closing all risk of loss shall be upon Seller.

15.    Broker’s Commission.  Seller and Purchaser each represent and warrant to the other that neither has employed, retained or consulted with any broker, agent, or finder in carrying on the negotiations in connection with this Contract or the purchase and sale referred to herein, and Seller and Purchaser shall each indemnify and hold the other harmless from any and all claims (and all expenses incurred in defending such claims) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. The provisions of this paragraph shall survive Closing and any termination of this Contract.

16.    Remedies.  If the sale contemplated by this Contract is not consummated by reason of default of the Seller, Purchaser’s only remedies shall be to (i) terminate this Contract by notice to Seller, in which event all Earnest Money shall be refunded to Purchaser, this Contract shall be terminated, and all parties shall be released from any further liability, except for any indemnity which survives termination; or (ii) obtain specific performance of Seller’s obligations under this Contract. If the sale is not consummated by reason of default of the Purchaser, then the Earnest Money shall be paid over to Seller as full liquidated damages. Seller’s right to receive the Earnest Money as liquidated damages is Seller’s sole and exclusive remedy in the event of default by Purchaser, and Seller hereby waives and releases any right to sue Purchaser for specific performance or to prove that actual damages exceeded the amount of the Earnest Money. The parties acknowledge that the Earnest Money is a reasonable estimate by the parties of the amount of Seller’s probable loss, and is not intended as a penalty.

17.    Notices.  Any notice required or permitted to be given under this Contract shall be sufficient if in writing, and may be delivered personally (which shall include deliveries by courier) or sent by overnight delivery service, or United States Certified Mail, Return Receipt Requested, to the party being given such notice at the address set forth below. Personal deliveries and deliveries by overnight delivery service shall be effective on the date of delivery, and notice by mail shall be effective three days after the date on which said notice is deposited in the, mail.

SELLER:                     BAMA’S, LLC
Attention: Ken Barber
3270 Florence Road
PO Box 1309
Powder Springs, GA 30127

PURCHASER:            FIRST DB, LLC
Attention: Bill Lumpkin

Any party may designate a different address for Notices by written notice given in the same manner and directed to the other party.

18.    Like-Kind Exchange.

a.  Notwithstanding any other provision of this Contract, Purchaser may desire to effectuate the purchase of the Property as Exchange Property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986 and regulations thereunder, as amended, and Seller is willing to cooperate provided Seller incurs no additional expenses or liabilities and is not delayed in its sale of the Property. Purchaser shall have the right to assign this Contract to its tax-exchange intermediary for the purpose of facilitating the exchange transaction. It is the intent of the parties that Seller incur no income tax liability as a result of cooperating with Purchaser in completing the tax-deferred exchange, and that Seller incur no expenses or liability of any nature in connection with the exchange transaction. Purchaser agrees to and shall indemnify and hold harmless Seller from any and all loss, liability, cost, claims, demands and expenses arising out of or related to Seller’s participation in an exchange hereunder.

b.  Notwithstanding any other provision of this Contract, Seller may desire to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986 and regulations thereunder, provided the Purchaser incurs no additional expenses or liability and is not delayed in its acquisition of the Property. Purchaser does not presently have property of like-kind acceptable to Seller, and Purchaser is not willing to acquire like-kind property acceptable to Seller. If Seller desires such a like-kind exchange, Purchaser will, upon Seller’s request, execute and deliver an escrow agreement at Closing, under the terms of which Purchaser will deposit the purchase price of the Property with an escrow agent for the purpose of facilitating a like-kind exchange. It is the intent of the parties that Purchaser incur no income tax liability as a result of cooperating with Seller in consummating a tax-deferred exchange, and that Purchaser incur no expenses or liability of any nature in connection with the acquisition or subsequent conveyance of the exchange property.

19.    Escrow Agent.  Escrow Agent hereby agrees to hold, administer and disburse all funds paid to Escrow Agent pursuant to this Contract.

a.  Escrow Agent shall hold all escrow funds in its general escrow account, and shall not be obligated to deposit such funds at interest.

b.  Escrow Agent shall only disburse escrow funds upon receipt of written direction signed by both Seller and Purchaser; provided, however, that Escrow Agent shall at Closing disburse the Earnest Money in accordance with the closing statement executed by Purchaser and Seller.

c.  In performing its duties under this Contract, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or breach of trust, and it shall accordingly not incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under.

this Contract; or (ii) any action taken or omitted in reliance upon any instrument, including any written notice of instruction provided for in this Contract, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been-signed or presented by proper person or persons, and to conform with the provisions of this Contract.

d.  Seller and Purchaser shall and do hereby indemnify and hold Escrow Agent harmless from and against any and all actions, claims and costs (including court costs and reasonable attorneys’ ‘fees) arising out of or in connection with all escrow funds, excepting therefrom only those actions, claims and costs arising out of Escrow Agent’s gross negligence, willful default, or breach of trust.

20.    Miscellaneous.

21.1    This Contract shall be assignable by Purchaser without the consent of Seller, provided the Assignee shall assume all obligations of Purchaser under this Contract. No assignment, however, shall relieve Seller of liability under this Contract.

21.2    No failure of either party to exercise any power given either party under the Contract or to insist upon compliance by either party with its obligations under this Contract, and no custom or practice of the parties at variance with the terms of this Contract shall constitute a waiver of either party’s right to demand the exact compliance with the terms hereof.

21.3    Time is of the essence of this Contract.

21.4    This Contract contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral otherwise, between the parties not embodied herein shall be of any force or effect.

21.5    Any amendment of this Contract shall not be binding upon any of the parties to this Contract unless such amendment is in writing duly executed by both of the parties hereto.

21.6     This Contract shall be construed in accordance with the laws of the State of Georgia.

21.7    If any term, covenant or condition of this Contract or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Contract or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Contract shall be valid and enforced to the fullest extent permitted by law.

21.8    If the date for performance of any action under this Contract shall fall on a Saturday, Sunday or legal holiday, such action shall, and may, be performed on the next succeeding business day which is not a Saturday, Sunday or legal holiday.

21.9    Except as otherwise provided in this Contract, no representations, warranties, covenants, indemnities, agreements or other obligations shall survive the Closing and the deliver of the closing documents, and each and everyone of such representations, warranties, covenants, indemnities, agreements or obligations shall merge with the transfer of title.

IN WITNESS WHEREOF, Seller and Purchaser have set their hands and seals hereto this              day of              2002.

DATE OF EXECUTION:	SELLER: BAMA’S, LLC

____________________	/S/ KEN BARBER

BY: (SEAL)

TITLE: Member

DATE OF EXECUTION:	PURCHASER: FIRST DB, LLC

____________________	/S/ WILLIAM C. LUMPKIN, JR.

BY: (SEAL)

Receipt of the Earnest Money of $                         is hereby acknowledged this              day of                     , 20    .

Escrow Agent:

EXHIBIT “A”

LEGAL DESCRIPTION

ALL THAT TRACT or parcel of land lying and being in Land Lot 160 of the 2nd District and 5th Section of Douglas County, Georgia, and being more particularly described as follows:

Begin at a one half inch rebar located on the easterly edge of Georgia State Route 5(variable r/w) at its intersection with the southerly edge of Villas West Parkway; thence South 88 degrees 09 minutes 28 seconds East a distance of 230.40 feet to a  5/8 inch rebar; thence South 01 degree 29 minutes 04 seconds West a distance of 178.76 feet to a 3/4 inch crimped top pipe; thence North 88 degrees 04 minutes 20 seconds West a distance of 222.11 feet to a  1/2 inch rebar located along the easterly edge of the right of way of Georgia State Route 5; thence in a northerly direction along the easterly edge of the aforementioned right of way and following the arc of the curve thereof an arc distance of 90.17 feet to a right of way monument found, said arc having a radius of 1477.40 feet and being subtended by a chord bearing North 01 degree 37 minutes 08 seconds West with a chord distance of 90.15 feet; thence continuing along said right of way North 00 degrees 43 minutes 21 seconds West a distance of 88.53 feet to a  1/2 inch rebar located at the True Point of Beginning.

The above described tract of land is more fully described upon that plat of survey prepared for Bama’s LLC dated May 23, 2000, prepared by Gil Campbell, registered Georgia Land Surveyor, No. 2445, which plat by this reference thereto is incorporated herein for a more complete description of the property.

TOGETHER WITH a 30 foot non-exclusive perpetual access easement as reserved by Grantor in the Warranty Deed at Deed Book 840, Page 358, Douglas County, Georgia Records.

TOGETHER WITH a 30 foot non-exclusive perpetual access easement conveyed to Grantor by Frank P. Sanford, III on May 8, 2000, described as follows:

ALL THAT TRACT or parcel of land lying and being in Land Lot 160 of the 2nd District and 5th Section of Douglas County, Georgia, and being more particularly described as that thirty-foot nonexclusive driveway easement traversing Tract I upon that plat of survey prepared for Frank L. Cunningham, Sr., prepared by Robert G. Vansant, Registered Georgia Land Surveyor No. 1760, dated October 5, 1981, as recorded in Plat Book 12, Page 66, Douglas County, Georgia Records.